  Exhibit 99.1

LightPath Technologies Reports Financial Results for
Fiscal 2019 First Quarter

Backlog Reaches Record Level of $14 Million at End of First Quarter
Due to 30% Bookings Increase From Prior Year Period

ORLANDO, FL – November 8, 2018 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for its fiscal 2019 first quarter ended September 30, 2018.

Fiscal 2019 First Quarter Highlights:

●
Revenue for the first quarter of fiscal 2019 was $8.5 million, an increase of nearly $1 million, or 13%, as compared to $7.6 million in the first quarter of fiscal 2018.
●
Bookings in the first quarter of fiscal 2019 increased by 30% to $8.7 million, as compared to $6.7 million in the first quarter of fiscal 2018.
●
12-month backlog was approximately $14.0 million at September 30, 2018, representing an increase of 9% compared to $12.8 million at June 30, 2018.
●
Net loss for the first quarter of fiscal 2019 was approximately $583,000, as compared to net income of approximately $218,000 for the first quarter of fiscal 2018.
●
EBITDA* for the first quarter of fiscal 2019 was approximately $245,000, as compared to approximately $1.3 million in the first quarter of fiscal 2018.
●
Capital expenditures of $670,000 in the first quarter of fiscal 2019 for continued global growth initiatives and product development, including enhanced capacity for infrared (“IR”) products.
●
Cash balance, including restricted cash, at September 30, 2018 was approximately $5.5 million.
●
Streamlined operations to maximize more profitable growth by consolidating product groups to three groups (instead of five) and organizing target markets by industry.

* This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Management Comments

“Under the guidance of our strengthened management team, we started fiscal 2019 by streamlining our reporting process by product type and optimized our marketing channels by vertical industry,” stated Jim Gaynor, President and Chief Executive Officer of LightPath. “We consolidated our business from five product groups into three product groups: IR optical products; precision molded optics (“PMO”) products, which includes low volume and high volume precision molded optics, and specialty products, which includes non-recurring engineering (“NRE”) projects.”

“We also aligned our marketing efforts by industry. Our major industrial markets include Catalogs/Distributors, Commercial, Defense, Industrial, Medical and Telecommunications/Networking. Customers in each of these markets may now select the best optical technologies that suit their needs from LightPath’s entire suite of products. This strategy is availing us to more cross-selling opportunities, particularly where we can leverage our knowledge base of technical requirements against our expanding design library. As a result, after only the first quarter of implementation, we observed an increased rate of follow-on purchases from customers, many of which are for new products.”

“Our new BD6 IR products, which we developed using our proprietary Black DiamondTM chalcogenide-based glass compound, are off to an amazing start. The performance of this material rivals the much higher cost of germanium-based IR lenses. We believe we are the most advanced manufacturer in the world that can provide customers with a comprehensive choice of products for light spectrum, material, manufacturing process, design, region of production, and high volume quantities at competitive prices. This industry-leading value proposition is resonating with new and existing customers alike.”

“Total sales for the first quarter were up 13% compared to the prior year period, and up 6% compared to the fourth quarter of fiscal 2018. Our 12-month backlog was approximately $14.0 million at September 30, 2018, representing an increase of 9% compared to $12.8 million at June 30, 2018, and an increase of over 60% compared to $8.6 million at September 30, 2017. Although our focus has been on securing long-term supply agreements over short-term purchase orders, we continue to report backlog for the 12-month period, which does not include any orders pertaining to the second or third years of multi-year contracts. Quarterly bookings are up 30% year-over-year. The long-term backlog and our increased rate of bookings provide us with directional visibility and confidence in our forward outlook.”

“At the same time, we have been actively looking at ways to reduce our costs and improve our gross margins. For example, we believe the relocation of our Irvington, New York operations to our other facilities ultimately will reduce our costs and improve our gross margins. Temporarily, we are incurring additional costs in connection with this facility relocation, including labor, manufacturing inefficiencies, and overhead. As a result, this relocation negatively impacted our margins for the first quarter, while the rise in germanium material prices has negatively impacted our margins over the past few quarters. However, we are already seeing meaningful signs of progress with respect to the relocation. Despite the additional costs incurred in connection with the facility relocation, our overall gross margin as a percentage of revenue improved from 30% in the fourth quarter of fiscal 2018 to 36% for the first quarter of fiscal 2019.”

“On a long-term basis, we expect the consolidation of manufacturing facilities and the overall streamlining of operations to improve gross margins and reduce operating and overhead costs, which will enable us to materially increase our overall profitability and cash flows from operations from today’s levels,” Mr. Gaynor concluded.

Financial Results for the Three Months Ended September 30, 2018, Compared to the Three Months Ended September 30, 2017

Revenue for the first quarter of fiscal 2019 was $8.5 million, an increase of approximately $978,000, or 13%, as compared to $7.6 million in the first quarter of fiscal 2018, primarily driven by an increase in IR product sales. Revenue generated by IR products was approximately $5.0 million for the first quarter of fiscal 2019, an increase of $1.4 million or 38% as compared to the first quarter of fiscal 2018. The increase in IR revenue reflects strong demand from the industrial market. Revenue generated by PMO products was approximately $3.1 million for the first quarter of fiscal 2019, as compared to $3.2 million in the first quarter of fiscal 2018. The decrease in revenue is attributed to a decrease in sales to customers in the industrial market, partially offset by increases in sales to customers in the defense and telecommunications markets. Revenue generated by the Company’s specialty products was approximately $477,000 in the first quarter of fiscal 2019, a decrease of approximately $272,000, or 36%, as compared to $749,000 in the first quarter of fiscal 2018, due to the timing of NRE projects, which are now included in this product group.

Sales of IR products comprised 58% of the Company’s consolidated revenue in the first quarter of fiscal 2019, as compared to 48% of the total sales in the same period of the prior fiscal year. PMO sales represented 36% of total revenues in the first quarter of fiscal 2019, as compared to 43% of total sales in the same period of the prior fiscal year.

Gross margin in the first quarter of fiscal 2019 was approximately $3.0 million, a decrease of 7%, as compared to approximately $3.3 million in same quarter of the prior fiscal year. Gross margin as a percentage of revenue was 36% for the first quarter of fiscal 2019, compared to 43% for the first quarter of fiscal 2018. The change in gross margin as a percentage of revenue is primarily due to the increase in IR product sales, which typically have lower margins than PMO products due to higher material cost and longer processing time. In addition, there was a shift in the sales mix within the IR product group during the first quarter of fiscal 2019 as compared to the same period of the prior fiscal year, with a higher percentage of sales derived from contract sales and a smaller percentage of sales derived from custom products. The standard materials for IR products, such as germanium, have inherent pricing volatility which has negatively impacted our margins for IR products over the past few quarters. As we convert many of these products to our BD6 material, we expect our margins to improve over time. Total cost of sales was approximately $5.5 million for the first quarter of fiscal 2019, an increase of approximately $1.2 million, compared to $4.3 million for the same period of the prior fiscal year, partially driven by higher sales. Cost of sales was also elevated due to increased labor costs, manufacturing inefficiencies and increased overhead expenses associated with the relocation of our Irvington, New York facility. Although we expect to have higher costs for the next few quarters, we expect costs to improve as the relocation of the Irvington facility progresses.

During the first quarter of fiscal 2018, total operating costs and expenses were approximately $3.3 million, an increase of approximately $213,000, compared to the same period of the prior fiscal year. This increase was driven by new product development costs, which increased by approximately $89,000, or 23%, due to increased wages related to additional engineering employees to handle the higher level of development work, and selling, general and administrative (“SG&A”) costs. SG&A costs increased by approximately $66,000, or 3%, in the first quarter of fiscal 2018, compared to the prior year period. SG&A for the first quarter of fiscal 2019 included approximately $91,000 of non-recurring expenses related to the relocation of our facility in Irvington, New York to our other lower-cost facilities in Orlando, Florida, and Riga, Latvia. Management expects elevated SG&A costs through the end of fiscal 2019 as part of the facility relocation.

Interest expense was approximately $145,000 in the first quarter of fiscal 2019, as compared to approximately $201,000 in the same quarter of the prior fiscal year. The decrease is primarily due to the satisfaction, in full, of the promissory note issued to the sellers of ISP Optics Corporation (“ISP”), an IR business acquired by the Company in December 2016, in the original aggregate principal amount of $6 million (the “Sellers Note”), which satisfaction occurred during the third quarter of fiscal 2018. The interest expense incurred in the first quarter of fiscal 2019 pertains to the Company’s total debt, which consists of bank debt and capital leases. Total debt was approximately $7.0 million at the end of the first quarter of fiscal 2019, compared to $11.4 million at the end of the first quarter of fiscal 2018, a decrease of 39%, and $7.4 million as of June 30, 2018, a decrease of 6%.

During the first quarter of fiscal 2019, the Company recorded an income tax benefit of approximately $179,000, compared to income tax expense of approximately $58,000 for the same period of the prior fiscal year. The effective income tax rate for the first quarter of fiscal 2019 was 23%, as compared to 21% for the same period of the prior fiscal year. The decrease in tax expense was primarily attributable to the mix of taxable income and losses generated in the Company’s various tax jurisdictions. LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $75 million against net income as reported on a consolidated basis in the U.S. The NOL does not apply to taxable income from foreign subsidiaries. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China and Latvia.

LightPath recognized foreign currency exchange losses in the first quarter of fiscal 2019 due to changes in the value of the Chinese Yuan and Euro, against the U.S. Dollar, in the amount of approximately $338,000, which had a $0.01 unfavorable impact on basic and diluted earnings per share, compared to a gain of $246,000 in the first quarter of fiscal 2018, which had a $0.01 favorable impact on basic and diluted earnings per share.

Net loss for the first quarter of fiscal 2019 was approximately $583,000, or $0.02 basic and diluted loss per share, compared to net income of approximately $218,000, or $0.01 basic and diluted earnings per share for the first quarter of fiscal 2018. Adjusted net loss* for the first quarter of fiscal 2019 was also approximately $583,000, compared to adjusted net income* of approximately $169,000 for the fourth quarter of fiscal 2018.

Weighted-average common shares outstanding were 25,772,718, for both basic and diluted, in the first quarter of fiscal 2019, compared to basic and diluted of 24,235,058 and 26,221,588, respectively, in the first quarter of fiscal 2018. The increase in the weighted-average basic common shares was primarily due to the 967,208 shares of Class A common stock issued during the third quarter of fiscal 2018 in conjunction with the satisfaction of the Sellers Note, and to a lesser extent, shares of Class A common stock issued under the Company’s 2014 Employee Stock Purchase Plan, and upon the exercises of stock options.

EBITDA* for the first quarter of fiscal 2019 was approximately $245,000, compared to approximately $1.3 million in the first quarter of fiscal 2018. Adjusted EBITDA* for the first quarter of fiscal 2019 was also approximately $245,000, compared to approximately $1.2 million in the first quarter of fiscal 2018. The decrease in EBITDA and adjusted EBITDA in the first quarter of fiscal 2019 was caused by the decrease in gross margin, increases in SG&A and new product development costs, and the unfavorable difference in foreign exchange gains and losses.

Cash and cash equivalents and restricted cash totaled approximately $5.5 million as of September 30, 2018, compared to approxim7ately $6.5 million as of June 30, 2018. Cash used in operations was approximately $299,000 for the quarter ended September 30, 2018, compared with cash provided by operations of $1.7 million in the same period of the prior fiscal year. The decrease in cash flow from operations is partially due to the decrease in net income for the first quarter of fiscal 2019, as compared to the first quarter of fiscal 2018. The cash flow cycle was also impacted by the previous quarter’s sales. Revenue for the fourth quarter of fiscal 2018 was approximately $1 million less than revenue for the fourth quarter of fiscal 2017, which resulted in lower receivables collections for the first quarter of fiscal 2019, as compared to the first quarter of fiscal 2018. During the quarter ended September 30, 2018, the Company expended approximately $670,000 for capital equipment, as compared to $1.4 million in the same period of the prior fiscal year.

The current ratio as of September 30, 2018 and June 30, 2018 was 3.4 to 1. Total stockholders’ equity as of September 30, 2018 was approximately $35.1 million, compared to approximately $35.4 million as of June 30, 2018. The decrease is due to the net loss for the quarter ended September 30, 2018.

As of September 30, 2018, LightPath’s 12-month backlog increased by 9% to $14.0 million, as compared to $12.8 million as of June 30, 2018.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, the Company calculates adjusted EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, amortization, and the change in the fair value of the warrants issued in connection with the private placement in June 2012, which warrants expired in December 2017.

The fair value of the warrants issued in connection with the private placement in 2012 was re-measured each reporting period until the warrants were either exercised or expired. Each reporting period, the change in the fair value of these warrants was either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants had a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and was not impacted by actual operations during such period. Management believes that excluding the change in the fair value of these warrants enhances the ability of investors to analyze and better understand the underlying business operations and performance.

The Company calculates adjusted net income (loss) by adjusting net income (loss) to exclude the change in the fair value of the warrants issued in connection with the private placement in June 2012.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, November 8, at 4:30 p.m. ET to discuss its financial and operational performance for the first quarter ended September 30, 2018.

Date: Thursday, November 8, 2018
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth181108.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through November 22, 2018. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10125709.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements
This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Donald O. Retreage, Jr., CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x329	Tel: 512-551-9296
jgaynor@lightpath.com	dretreage@lightpath.com	jdarrow@darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,
Assets	2018	2018
Current assets:
Cash and cash equivalents	$4,532,096	$5,508,620
Restricted cash	1,000,000	1,000,000
Trade accounts receivable, net of allowance of $24,398 and $13,364	5,240,578	5,370,508
Inventories, net	6,361,262	6,404,741
Other receivables	30,749	46,574
Prepaid expenses and other assets	1,162,517	1,058,610
Total current assets	18,327,202	19,389,053

Property and equipment, net	11,763,255	11,809,241
Intangible assets, net	8,728,699	9,057,970
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	922,000	624,000
Other assets	383,009	381,945
Total assets	$45,979,070	$47,117,114
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,874,941	$2,032,834
Accrued liabilities	628,562	685,430
Accrued payroll and benefits	1,081,627	1,228,120
Loans payable, current portion	1,458,800	1,458,800
Capital lease obligation, current portion	279,204	307,199
Total current liabilities	5,323,134	5,712,383

Capital lease obligation, less current portion	478,221	550,127
Deferred rent	354,536	377,364
Loans payable, less current portion	4,760,828	5,119,796
Total liabilities	10,916,719	11,759,670

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 25,773,605 and 25,764,544
shares issued and outstanding	257,736	257,645
Additional paid-in capital	229,989,483	229,874,823
Accumulated other comprehensive income	646,555	473,508
Accumulated deficit	(195,831,423)	(195,248,532)
Total stockholders’ equity	35,062,351	35,357,444
Total liabilities and stockholders’ equity	$45,979,070	$47,117,114

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended
	September 30,
	2018	2017
Revenue, net	$8,549,721	$7,572,093
Cost of sales	5,506,548	4,282,756
Gross margin	3,043,173	3,289,337
Operating expenses:
Selling, general and administrative	2,463,878	2,398,242
New product development	469,983	381,388
Amortization of intangibles	329,271	329,271
Loss on disposal of property and equipment	58,757	—
Total costs and expenses	3,321,889	3,108,901
Operating income (loss)	(278,716)	180,436
Other income (expense):
Interest expense, net	(145,013)	(201,261)
Change in fair value of warrant liability	-	48,380
Other income (expense), net	(338,122)	248,124
Total other income (expense), net	(483,135)	95,243
Net income before income taxes	(761,851)	275,679
Provision for income taxes	(178,960)	57,984
Net income (loss)	$(582,891)	$217,695
Foreign currency translation adjustment	173,047	54,147
Comprehensive income (loss)	$(409,844)	$271,842

Earnngs (loss) per common share (basic)	$(0.02)	$0.01
Number of shares used in per share calculation (basic)	25,772,718	24,235,058
Earnings (loss) per common share (diluted)	$(0.02)	$0.01
Number of shares used in per share calculation (diluted)	25,772,718	26,221,588

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Stockholders' Equity
Three Months Ended September 30, 2018
(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2018	25,764,544	$257,645	$229,874,823	$473,508	$(195,248,532)	$35,357,444
Issuance of common stock for:
Employee Stock Purchase Plan	9,061	91	20,750	—	—	20,841
Stock-based compensation on stock options & RSUs	—	—	93,910	—	—	93,910
Foreign currency translation adjustment	—	—	—	173,047	—	173,047
Net income	—	—	—	—	(582,891)	(582,891)
Balances at September 30, 2018	25,773,605	$257,736	$229,989,483	$646,555	$(195,831,423)	$35,062,351

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
	September 30,
	2018	2017
Cash flows from operating activities
Net income	$(582,891)	217,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	862,146	804,658
Interest from amortization of debt costs	5,981	3,860
Loss on disposal of property and equipment	58,757	-
Stock-based compensation on stock options & RSU, net	93,910	92,241
Provision for doubtful accounts receivable	(828)	(6,142)
Change in fair value of warrant liability	-	(48,380)
Change in fair value of Sellers note	-	28,990
Deferred rent amortization	(22,828)	(19,985)
Deferred tax benefit	(298,000)	-
Changes in operating assets and liabilities:
Trade accounts receivable	130,855	737,036
Other receivables	15,617	(22,417)
Inventories	(116,989)	(432,216)
Prepaid expenses and other assets	(111,059)	(19,786)
Accounts payable and accrued liabilities	(333,650)	319,536
Net cash (used in) provided by operating activities	(298,979)	1,655,090

Cash flows from investing activities
Purchase of property and equipment	(670,079)	(1,411,278)
Proceeds from sale of equipment	95,000	-
Net cash used in investing activities	(575,079)	(1,411,278)

Cash flows from financing activities
Proceeds from sale of common stock from Employee Stock Purchase Plan	20,841	19,080
Proceeds from exercise of warrants, net of costs	-	30,250
Payments on loan payable	(364,699)	(278,249)
Payments on capital lease obligations	(99,901)	(53,100)
Net cash used in financing activities	(443,759)	(282,019)
Effect of exchange rate on cash and cash equivalents	341,293	11,343
Change in cash and cash equivalents and restricted cash	(976,524)	(26,864)
Cash and cash equivalents and restricted cash, beginning of period	6,508,620	8,085,015
Cash and cash equivalents and restricted cash, end of period	$5,532,096	$8,058,151

Supplemental disclosure of cash flow information:
Interest paid in cash	$138,913	$85,910
Income taxes paid	$127,945	$336,014
Supplemental disclosure of non-cash investing & financing activities:
Reclassification of warrant liability upon exercise	—	$34,500

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAp Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended:
	September 30, 2018	September 30, 2017
Net income (loss)	$(582,891)	$217,695
Change in fair value of warrant liability	—	(48,380)
Adjusted net income (loss)	$(582,891)	$169,315
% of revenue	-7%	2%

	(unaudited)
	Quarter Ended:
	September 30, 2018	September 30, 2017
Net income (loss)	$(582,891)	$217,695
Depreciation and amortization	862,146	804,658
Provision for income taxes	(178,960)	57,984
Interest expense	145,013	201,261
EBITDA	$245,308	$1,281,598
Change in fair value of warrant liability	—	(48,380)
Adjusted EBITDA	$245,308	$1,233,218
% of revenue	3%	16%